Exhibit 23.1

KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 1, 2024, with respect to the consolidated financial statements of Charter Communications, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

St. Louis, Missouri
April 26, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.